CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated January 22, 2009, accompanying the financial statements of New Jersey Insured Municipals Income Trust, Series 124 and Maryland Investors' Quality Tax-Exempt Trust, Series 87 (included in Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series
307) as of September 30, 2008, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended September 30, 2008, contained in this Post-Effective Amendment No. 10 to Form S-6 (File No. 333-59225) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
January 22, 2009